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                                                                   EXHIBIT 10.29



February 14, 1997



Mr. Avi Arad
Arad & Associates
1698 Post Road East
Westport, CT  06880

Dear Avi:

     In order to insure that there are no misunderstandings regarding the royalty stream to Avi Arad & Associates it is in everyone's best interest to clarify what I believe to be our existing understanding as well as the impact of the contemplated Marvel transaction.

     First, as has been our practice, we will continue to document those items which the company deeply discounts or "closes out." We have never accrued or paid royalties on these items.

     Second, there are several Marvel items in the 1996 line which were developed internally and for which no royalties are due. As we have previously discussed, while the company saved the royalty component on these sales by developing them internally, the items were not as exciting or successful as we would hope. I have asked you and, in fact you have, become closely involved in the development of the 1997 Marvel line. Subject to further review on both our parts and except in very limited circumstances, it is the company's understanding that you are due royalties on the 1997 Marvel line since you are the primary developer/inventor.

     Third, we have adjusted the royalty rate on all Marvel items on which you are due a royalty to 4% on a worldwide basis. As you are aware, our agreement to this rate was apparently not communicated to our Accounting Department but all adjustments have been properly recorded. Obviously, for non-Marvel items we will continue to negotiate each item on a "stand alone", item by item basis.
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     Finally, I believe we are in agreement regarding the Battle Builder's royalty adjustment. I realize how difficult this was for you because I know how much you believe in this product, while I believe you are right, as you have seen with our on-going negotiation with Warner Brothers in trying to get them to participate in the support of the Batman Ride-On product on some financial basis (tooling/advertising support or substantially reduced royalty) sometimes licensors must participate in these marketing programs. I agree that your support of Battle Builders will be no more than the $500,000 that you participated in for 1996.

     As far as the future is concerned, we must document, under separate cover, exactly what your new arrangement will be after the Marvel acquisition. I understand your "cap" amount will change and therefore we should better define the terms of your new deal. In order to confirm your agreement with all of the above, please sign and return a copy of this letter for our files.

                                       Very truly yours,



                                       Joseph M. Ahearn
                                       President and
                                       Chief Executive Officer


AGREED TO:


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